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                     January 23, 2024

       Michael Chao Du
       Chief Financial Officer
       17 Education & Technology Group Inc.
       16/F, Block B, Wangjing Greenland Center
       Chaoyang District, Beijing
       1000102 People's Republic of China

                                                        Re: 17 Education &
Technology Group Inc.
                                                            Form 20-F for
Fiscal Year Ended December 31, 2022
                                                            File No. 001-39742

       Dear Michael Chao Du:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services
       cc:                                              Yilin Xu, Esq.